WRITTEN ACTION IN LIEU OF MEETING

OF MEMBERS

OF

DOGESPAC LLC

The undersigned, being all the members of DOGESPAC LLC, a Puerto Rico limited liability company (the “Company”), acting pursuant to the provisions of Puerto Rico Statutes, do hereby adopt the following resolutions, effective as of April 2 2021:

Acknowledgment of Filing of Articles of Organization

RESOLVED, that the members hereby accept, acknowledge and ratify the Articles of Organization of DOGESPAC LLC as filed with the Secretary of State of Puerto Rico on March 22, 2021, and that a Certificate of Organization has been issued to the Company.

Payment of Organization Expenses

RESOLVED, that ail fees, costs and other expenses incurred in effecting the organization of the Company and the commencement of its business operations be and the same are hereby ordered to be paid as promptly as possible and/or reimbursement paid to the Organizer upon evidence of payment.

Adoption of Operating Agreement

RESOLVED, that the Operating Agreement in the proposed form prepared by counsel for the Company and submitted to the members be and it hereby is ratified and approved by the Company.

Issuance of Membership Interests

WHEREAS, Kronos Advanced Technologies, inc (KNOS) has indicated its willingness to acquire and hold 100% of the membership interests of the Company in lieu of 20% founding membership interests, all such membership interests having full governance (voting) rights and financial rights, as further described in and governed by the Operating Agreement.

NOW, THEREFORE, BE IT RESOLVED, that such subscription be and it hereby is accepted; and upon payment of the initial capital contribution of 600,000,000 Dogecoin Cash (COIN:DOG) by Kronos Advanced Technologies, Inc., the Company shall, and its managers or members be and they hereby are authorized and directed to, issue to Kronos Advanced Technologies, Inc., 100% of the membership interests which shall be equal in units to the amount of shares of KNOS issued and outstanding on a record date to be set by KNOS and evidence such ownership to be recorded in the records of the Company.

Company Seal

RESOLVED, that the Company shall have no company seal.

Election of Managing Member

RESOLVED, that the following member’s CEO is hereby elected to the offices set forth opposite his name, to serve until the next election and until his successors shall have been duly elected and qualified:

Michael Rubinov as Managing Member (which may alternately be designated as Chief Manager), Treasurer (and/or, alternately, Secretary).

Fiscal Year

RESOLVED, that the fiscal year of the Company shall be the calendar year.

Cooperation to be Spun-off from KNOS

RESOLVED, that the Managing Member of the Company, whom is concomitantly the CEO of KNOS, shall cooperate in KNOS spinning off to all of its shareholders, pro rata, 1 Unit of the Company for each share held in KNOS on a record date of June 15, 2021. DogeSpac LLC will act as its own transfer agent in this matter and all certificates and book entry of said Units will be restricted from transfer to third parties until such time as they are registered with the US SEC and/or an exemption from registration is opined by the Company's or Unit holders legal counsel.

Adoption of Banking Resolutions

RESOLVED, that the Managing Member of the Company shall designate a bank as a depository for the funds of the Company and that the Managing Member and Treasurer of the Company shall be authorized to make deposits therein and withdraw funds therefrom, and make loans, either secured or unsecured from such bank.

/s/ Michael Rubinov

CEO of Kronos Advanced Technologies, Inc.,

Manager on behalf of sole Member of DogeSpac LLC

Being all the Members of DOGESPAC LLC